UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 6, 2001

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 9.  Regulation FD Disclosure

Content of LabOne Conference Call held August 6, 2001

The following is a report about LabOne's second quarter 2001 results. Some portions of the following discussion may contain forward-looking statements as well as historical information. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward looking statements, including, but not limited to, the volume and pricing of laboratory tests performed by LabOne, competition, the extent of market acceptance of the Company's testing services in the healthcare and substance abuse testing industries, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

This year, we continue to realize significant improvements in revenues and earnings attributable to the expansion of product and service offerings and the implementation of cost reduction initiatives. During the first six months, consolidated revenues have increased 33% to $106 million compared to $80 million during the prior year. This increase reflects growth in revenues and testing volumes across all product and service lines of the company.

In the second quarter, we completed the implementation of our account management program for a large insurance client. Under this program, LabOne provides administration for field examinations and laboratory services through our CaseOne case management service. With the completion of this implementation, LabOne now provides paramedical examinations throughout the United States. Revenues for paramedical examinations increased to $14 million in the second quarter compared to $6 million for the same period last year.

The healthcare division continued to realize increased revenues and volumes as a result of increased adoption of the Lab Card product and our regional focus of marketing to physicians. In the substance abuse division we continued the roll-out of drug testing services for a large national retail account which substantiates the marketplace for oral fluid based testing.

As mentioned in the previous quarter, we continue our commitment to reducing costs by improving efficiencies through automation and improved technology advancements.

After the first quarter, we described several initiatives to improve productivity and reduce expenses. I am pleased to report the successful implementation of a number of initiatives, as well as forward progress on new ones.

During the second quarter, we took delivery on new Olympus AU5400 instruments to replace our current chemistry fleet. As expected, the new instruments have increased laboratory capacity while reducing reagent, consumables and maintenance costs. Fleet conversion will continue in coming months.

A second major initiative was the introduction of intelligent character recognition in our large data entry operation. ICR has been implemented and is beginning to have a positive effect on labor costs and capacity. We expect to realize a 25% improvement in labor expenses affected by this technology. We've also invested in a larger image capture platform that will reduce labor associated with document imaging. Over 40,000 forms are imaged for data entry purposes daily. Delivery of the new system is expected in the third quarter.

Last quarter we briefly mentioned expansion of LabOne's esoteric testing menu. Specifically, we've implemented an important cardiovascular risk marker, high-sensitivity CRP, hemoglobin electrophoresis, maternal serum alpha fetoprotein for detection of birth defects, the free PSA tumor marker, liquid prep cervical cancer screening techniques, and esoteric microbiology assays. These tests, and those we will implement in subsequent quarters, translate to improved gross margins in our healthcare division and faster result turn-around-time for our clients.

For the third quarter, we are focused on leveraging our capacity and exceptional facility to generate continually improving financial results.

Revenues for the second quarter 2001 were $56.0 million compared to $39.2 million for the same period last year. For this past quarter, risk assessment revenues were $36.7 million, substance abuse testing revenues were $7.7 million and healthcare testing revenues were $11.6 million. This compares to risk assessment revenues of $25.5 million, substance abuse testing revenues of $5.4 million and healthcare testing revenues of $8.3 million in the second quarter of 2000. Testing volumes increased 9% for risk assessment testing, 25% for clinical testing and 44% for substance abuse testing compared to last year. Gross profit for the quarter increased 23% to $16.4 million compared to $13.3 million in 2000. The gross profit margin for the second quarter 2001 was 29% compared to 34% in 2000. This reflects an increase in paramedical testing revenues with lower gross profit margins compared to other revenue sources.

Consolidated EBITDA was $5.1 million, which represents an increase of 17% compared to the second quarter last year. By division excluding the allocation of corporate SG&A, EBITDA increased 17% in the risk assessment division 23% for substance abuse testing and 117% for healthcare.

Earnings per share increased to $.06 per share for the second quarter compared to $.03 last year.

Working capital increased $2.7 million since December 31, 2000, principally associated with an increase in accounts receivable in connection with the increased revenues. Long-term debt increased $1 million during the same time frame, reflecting the acquisition of paramedical operations in connection with our expansion for national coverage, but decreased by $1 million from the prior quarter.

As mentioned following the first quarter, we continue to focus on improving operating efficiencies and increasing productivity and throughput while continuing to expand product offerings and services.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: August 6, 2001	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer

Date: August 6, 2001	By /s/ Kurt E. Gruenbacher Kurt E. Gruenbacher V.P. Finance, Chief Accounting Officer and Treasurer